UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 18, 2005

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	02324
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Material Financial Obligation.

On May 18, 2005, we issued $12.4 million principal amount of our 2.875% Convertible Senior Notes due 2025 to Lehman Brothers Inc., Bear, Stearns & Co. Inc., and Wachovia Capital Markets, LLC (the “Initial Purchasers”).

The Indenture dated April 19, 2005, between us and U.S. Bank National Association, as trustee, sets forth the terms of the Notes. The material terms of the Indenture are as follows:

•	The Notes will bear interest at a rate of 2.875% per annum, payable semiannually in arrears on April 15 and October 15 of each year, and will be our general, unsecured obligations.

•	The Notes are convertible, at the option of the holders, into shares of our common stock at an initial conversion rate of 69.8348 shares per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $14.32 per share), subject to adjustment upon the occurrence of certain events.

•	Upon conversion, we may elect to deliver cash, common stock, or a combination of cash and common stock to satisfy our conversion obligation.

•	In the event of certain types of fundamental changes (as defined in the Indenture) we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion rate and related conversion obligation so that the Notes are convertible into shares of the acquiring or surviving company. We may not increase the conversion rate to above 90.7852 shares per $1,000 principal amount of the Notes, subject to adjustment upon the occurrence of certain dividends, distributions, subdivisions, combinations, and reclassifications of our common stock, and certain tender or exchange offers.

•	The Notes are redeemable by us at 100% of their principal amount, plus accrued and unpaid interest, any time on or after April 18, 2010.

•	Holders of the Notes may require us to repurchase the Notes for 100% of their principal amount, plus accrued and unpaid interest, on April 15, 2010, 2012, 2015 and 2020 or following the occurrence of a fundamental change (as defined in the Indenture).

•	The Notes will be due on April 15, 2025, unless earlier converted, redeemed, or repurchased.

•	The Indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional debt, or issuing or repurchasing our other securities.

Item 3.02. Unregistered Sale of Equity Securities.

The Notes were issued pursuant to the terms of a Purchase Agreement dated April 13, 2005, between us and the Initial Purchasers. The Purchase Agreement granted the Initial Purchasers a 30-day option to purchase up to an additional $20 million principal amount of Notes in a private placement at an aggregate offering price of 97% of the principal amount thereof.

The private placement was exempt from registration under the Act pursuant to Section 4(2) thereof. Each of the Initial Purchasers has represented to us that it is a Qualified Institutional Buyer (as defined in Rule 144A under the Act), the Notes have not been and will not be offered or sold by the Initial Purchaser or its affiliates within the United States except in accordance with Rule 144A under the Act, and it will not offer or sell the Notes in the United States by means of any form of general solicitation or general advertising.

We intend to use the net proceeds from the offering for general corporate purposes and clinical trials, including advancing Altastaph, our antibody product in development for the treatment and prevention of S. aureus infections, for accelerating commercialization of StaphVAX, our lead product in development, and advancing our next generation Gram-positive products, for business development activities, including product and technology acquisitions, and for working capital. We do not anticipate using the net proceeds from the sale of the Notes to lease and fit out a new, expanded, research and development facility, although we will expand and fit out expanded research and development facilities as our operations require.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: May 18, 2005	By:	/s/ Mark L. Smith
	Name:	Mark L. Smith
	Title:	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer